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                                   EX-10.8
                              Engagement Letter


March 27, 1996


Mr. George M. Briody
President and Chief Executive Officer
Fairfield Savings Bank, F.S.B.
1190 RFD
Long Grove, Illinois 60047


Dear Mr. Briody:

     This letter sets forth the agreement between Fairfield Savings Bank, F.S.B. (the "Bank") and Capital Resources Group, Inc. ("CRG"), whereby the Bank has engaged CRG to determine the estimated pro forma market value of the shares of common stock that are to be issued and sold by the Bank in conjunction with its conversion into a stock savings institution (the "Conversion") and to prepare the regulatory business plan for the formation of the new holding company.

     CRG agrees to deliver the valuation, in writing, to the Bank at the above address on or before a mutually-agreed upon date. Further, we agree to discuss with the board of directors the valuation, the methodology employed and other relevant factors of the appraisal. In addition, CRG agrees to undertake all the necessary filing requirements with respect to the valuation appraisal report with the Office of Thrift Supervision ("OTS") and Securities and Exchange Commission ("SEC"). It is understood that the services of CRG under this agreement shall be limited as described above.

     The Bank agrees to pay CRG for its services to prepare the appraisal and the regulatory business plan and to reimburse CRG for certain expenses necessary and incident to the completion of the appraisal. Professional fees for our services are $22,500 for the appraisal and $10,000 for the regulatory holding company business plan . Payment shall be made according to the following schedule:

     o    $5,000 upon execution of this letter of agreement;
     o    $17,500 upon delivery of the completed appraisal report; and
     o    $10,000 upon delivery of the completed regulatory business plan.

     Any updated appraisal reports necessary in the conversion process will be produced for a fixed fee of $5,000. Typically, no updates are required for the business plan.

     As part of the due diligence process, CRG will require that senior management be available for a management review session conducted on the Bank's premises. If additional

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professional time is required for matters other than appraisal updates, standard hourly rates will be charged for the consultants involved.

     Reimbursement of expenses for travel, communications, reproduction, data and computer time shall be paid to CRG as incurred and billed. CRG will make every attempt to hold these costs to a minimum.

     In the event the Bank shall, for any reason, discontinue its conversion to a stock savings institution prior to the filing of the original appraisal and business plan with the OTS, the Bank agrees to compensate CRG according to CRG's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed $32,500 plus reimbursable expenses.

     If, during the course of the Bank's Conversion, unforeseen events occur so as to materially change the nature of the work content of the appraisal services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and CRG. Such unforeseen events shall include, but not be limited to, major changes in OTS' procedures as they relate to conversion regulations, appraisal guidelines or processing procedures as they relate to conversions, major changes in management, operating policies or financial condition, and excessive delays in completing the transaction and/or suspension of processing of conversions such that completion of the proposed Conversion requires the preparation by CRG of a new appraisal report which differs substantially from the appraisal report prepared by CRG.

     The Bank and CRG hereby agree to the following:

     1. The Bank agrees to supply to CRG such information with respect to its business and financial condition as CRG may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to CRG shall include without limitation: annual financial statements, periodic regulatory filings and material agreements, debt instruments, commitments and contingencies, potential gains/losses and corporate books and records.

     2. The Bank hereby represents and warrants to CRG that any information provided to CRG does not and will not, to the best of the Bank's knowledge, at all relevant times, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading.

     3. (a) The Bank agrees that it will indemnify and hold harmless CRG and any affiliates of CRG who act for or on behalf of CRG in connection with the services called for under this agreement, from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) caused by or arising out of any untrue statement of a material fact contained in the information supplied by the Bank to CRG or by an omission to state a material fact in the information so provided that is required to be stated therein or necessary to make the statements not misleading.

     (b) The Bank will not be responsible for any such losses, claims, damages and liabilities if CRG is determined to be negligent or otherwise at fault.

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     (c) CRG will not be responsible for any such losses, claims, damages and liabilities to the extent that it reasonably relied upon information furnished by the Bank whether or not the Bank is determined to be negligent or otherwise at fault.

     (d) Should CRG incur legal expenses in defending any legal action challenging the valuation where CRG is not negligent or otherwise at fault or is found by a court of law to be not negligent or otherwise at fault, the Bank will indemnify CRG for all such expenses.

     The Bank and CRG are not affiliated, and neither the Bank nor CRG has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

     Please acknowledge your agreement to the foregoing by signing as indicated below and returning to CRG a signed copy of this letter.

                                         Sincerely,

                                         CAPITAL RESOURCES GROUP, INC.


                                         /s/ Michael B. Seiler
                                         Michael B. Seiler
                                         Senior Vice President

MBS/cct

Agreed To and Accepted By:

Fairfield Savings Bank, F.S.B.


/s/ Timothy L. McCue               4/2/96
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Timothy L. McCue
Vice President, Chief Financial Officer